EXHIBIT 2
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                        JOHN B. SANFILIPPO & SON, INC.
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                               Lock-Up Agreement


John B. Sanfilippo & Son, Inc.
2299 Busse Road
Elk Grove Village, IL 60007

Adams, Harkness & Hill, Inc.
As representative of the several Underwriters
c/o Adams, Harkness & Hill, Inc.
60 State Street
Boston, Massachusetts 02109

       Re: John B. Sanfilippo & Son, Inc. - Lock-Up Agreement
           --------------------------------------------------

Ladies and Gentlemen:

       The undersigned understands that Adams, Harkness & Hill, Inc., as representative (the "Representative"), proposes to enter into an Underwriting Agreement (the "Underwriting Agreement") on behalf of the several Underwriters named in such agreement (collectively, the "Underwriters"), with John B. Sanfilippo & Son, Inc., a Delaware corporation (the "Company"), providing for a public offering of shares (the "Shares") of the common stock, par value $.01 per share, of the Company (the "Common Stock"), pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "SEC") on January 27, 2004, as amended (the "Registration Statement").

       In consideration of the agreement by the Underwriters to continue their efforts in connection with the offering of the Shares, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning on the date hereof and continuing to and including the date ninety (90) days after the date of the final prospectus covering the offering of the Shares (the "Lock-Up Period"), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock, or any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively, the "Undersigned's Shares").

       The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to, or result in, a sale or disposition of the Undersigned's Shares even if such shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale (whether or not against the box) or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned's Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares. Notwithstanding the foregoing, nothing in this Lock-Up Agreement shall prohibit (i) any grant or exercise of options to purchase Common Stock pursuant to the Company's option plans or (ii) the conversion of any equity security held by the undersigned into Common Stock.

       The undersigned further represents and agrees that the undersigned has not taken and will not take, directly or indirectly, any action which is designed to or which has constituted or which would reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares, or which has otherwise constituted or will constitute any prohibited bid for or purchase of the Shares or any related securities.

       Notwithstanding the foregoing, the undersigned may transfer the Undersigned's Shares (i) to the Underwriters pursuant to the Underwriting Agreement, (ii) as a bona fide gift or gifts, or by will or intestacy, provided that the transferee or transferees thereof agree to be bound by the restrictions set forth herein, (iii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iv) with the prior written consent of the Representative on behalf of the Underwriters. For purposes of this Lock-Up Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is (x) a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation or (y) a limited partnership, the limited partnership may transfer the capital stock of the Company to its limited partners, provided that in either such case, it shall be a condition to the transfer that each transferee execute an agreement stating that such transferee is receiving and holding such capital stock subject to the provisions of this Lock-Up Agreement and there shall be no further transfer of such capital stock except in accordance with this Lock-Up Agreement, and provided further that any such transfer shall not involve a disposition for value. Except as set forth on the signature page hereto, the undersigned now has, and except as contemplated by clauses (i) through (iv) of this paragraph, for the duration of this Lock-Up will have, good and marketable title to the Undersigned's Shares, free and clear of all liens, encumbrances and claims whatsoever. The undersigned also agrees and consents to the Company entering stop transfer instructions with its transfer agent and registrar against the transfer of the Undersigned's Shares except in compliance with the foregoing restrictions.

       Notwithstanding anything contained herein to the contrary, this Lock-Up Agreement shall terminate and be of no further force or effect upon the earlier of (i) expiration of the Lock-Up Period and (ii) written notice either by the Company to the Underwriters or by the Underwriters to the Company that the offering of the Shares has been terminated or suspended.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors and assigns.

                                   Very truly yours,


Date:   March 9, 2004
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                                       /s/  MARIAN R. SANFILIPPO
                                   -----------------------------
                                   Signature

                                      Marian R. Sanfilippo
                                   -----------------------------
                                   Print Name


                                   -----------------------------
                                   Title



The following liens, encumbrances and claims relate to the Undersigned's Shares:


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